UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __2__)*
                                               -

                                Dole Food Co. Inc.
- -----------------------------------------------------------------------------
                                (Name of Issuer)

                                     Common

- -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    256605106

                  -------------------------------------------
                                 (CUSIP Number)

                                    June 30, 2000
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                PAGE 1 OF 4 PAGES

- -----------------------                                  ---------------------
  CUSIP NO.256605106                      13G                PAGE 2 OF 4 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Dodge & Cox                        94-1441976

- ------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [_]
                                                                (b) [_]

       N/A

- ------------------------------------------------------------------------------
 3     SEC USE ONLY



- ------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

         California - U.S.A.

- ------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
                          5,222,650

     NUMBER OF

      SHARES       -----------------------------------------------------------
                     6     SHARED VOTING POWER
   BENEFICIALLY
                           60,300

     OWNED BY

                   -----------------------------------------------------------
       EACH          7     SOLE DISPOSITIVE POWER
                          5,617,250

    REPORTING

      PERSON       -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
       WITH
                           0

- ------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         5,617,250

- ------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A

- ------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.1%

- ------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IA

- ------------------------------------------------------------------------------

                                PAGE 2 OF 4 PAGES

          Item 1(a) Name of Issuer:
                    --------------------------
                    Dole Food Co. Inc.


          Item 1(b) Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------
                    One Dole Drive
                    Westlake Village, CA  91362

          Item 2(a) Name of Person Filing:
                    ---------------------
                    Dodge & Cox

          Item 2(b) Address of the Principal Office or, if none, Residence:

                    -------------------------------------------------------
                    One Sansome St., 35th Floor
                    San Francisco, CA  94104

          Item 2(c) Citizenship:
                    -----------
                    California - U.S.A.


          Item 2(d) Title of Class of Securities:
                    ----------------------------
                    Common

          Item 2(e) CUSIP Number:

                    ------------
                    256605106

          Item 3    If the Statement is being filed pursuant to Rule 13d-1(b),
                    ----------------------------------------------------------
                    or 13d-2(b), check whether the person filing is a:
                    -------------------------------------------------

                    (e) [X] Investment Advisor registered under section 203 of the Investment Advisors Act of 1940

          Item 4    Ownership:
                    ---------
                    (a)  Amount Beneficially Owned:
                         -------------------------
                         5,617,250

                    (b)  Percent of Class:
                         ----------------
                         10.1%

                                PAGE 3 OF 4 PAGES

                    (c)  Number of shares as to which such person has:
                         ---------------------------------------------

                    (i)  sole power to vote or direct the vote:
                         5,222,650

                   (ii)  shared power to vote or direct the vote:
                              60,300

                  (iii)  sole power to dispose or to direct the
                         disposition of: 5,617,250

                   (iv) shared power to dispose or to direct the disposition of: 0


          Item 5    Ownership of Five Percent or Less of a Class:
                    --------------------------------------------
                    Not applicable.

          Item 6    Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------
                        Securities reported on this Schedule 13G are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

          Item 7    Identification and Classification of the Subsidiary Which
                    ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ---------------
                    Not applicable.

          Item 8 Identification and Classification of Members of the Group:

                    ---------------------------------------------------------
                    Not applicable.

          Item 9 Notice of Dissolution of a Group:

                    --------------------------------
                    Not applicable.

          Item 10   Certification:
                    -------------
                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 7, 2000
      -----------------
                                      DODGE & COX

                                      By:     /S/ THOMAS M. MISTELE
                                         ---------------------------------------
                                      Name:  Thomas M. Mistele
                                            Title:  Vice President

                                PAGE 4 OF 4 PAGES